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EXHIBIT 99.4(l)

Guaranteed Minimum Death Benefit Endorsement (Form E-GMDB 398)

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                                                                 EXHIBIT 99.4(l)
"DRAFT"
                                                          [LOGO OF PACIFIC LIFE]


                  GUARANTEED MINIMUM DEATH BENEFIT ENDORSEMENT

This Endorsement is part of your Contract and should be attached to it. Notwithstanding any provision of your Contract to the contrary, the provisions of this Endorsement shall prevail over the provisions of your Contract. The purpose of this Endorsement is to enhance the Death Benefit provision in your Contract by including at least one Guaranteed Minimum Death Benefit ("GMDB") calculation if the Annuitant is Age 75 or younger on the Contract Date.

The Guaranteed Minimum Death Benefit ("GMDB") Amount section under the DEATH BENEFIT provision of your Contract is replaced in its entirety as follows:

Guaranteed Minimum Death Benefit ("GMDB") Amount - The GMDB Amount will be calculated only when a death benefit becomes payable as a result of the death of the sole Annuitant, and is determined as follows:

First, we calculate what the Death Benefit Amount would have been as of your sixth Contract Anniversary and each subsequent Contract Anniversary that occurs while the Annuitant is living and before the Annuitant reaches his or her 76th birthday (each of these Contract Anniversaries is a "Milestone Date"). We then adjust the Death Benefit Amount for each Milestone Date by: (i) adding the aggregate amount of any Purchase Payments received by us since that Milestone Date; (ii) subtracting an amount for each withdrawal that has occurred since that Milestone Date, which is calculated by multiplying the Death Benefit Amount by the ratio of the amount of each withdrawal that has occurred since that Milestone Date, including any withdrawal charge and MVA, to the Contract Value immediately prior to the withdrawal.

If death of the sole Annuitant occurs and the deceased was from the Ages 69 through 74 on the Contract Date, we will calculate what the Death Benefit Amount would have been on the first Contract Anniversary following his or her 75th birthday (also a "Milestone Date"). We then adjust this Death Benefit Amount by:
(i) adding the aggregate amount of any Purchase Payments received by us since that Milestone Date; (ii) subtracting an amount for each withdrawal that has occurred since that Milestone Date, which is calculated by multiplying the Death Benefit Amount by the ratio of the amount of each withdrawal that has occurred since that Milestone Date, including any withdrawal charge and MVA, to the Contract Value immediately prior to the withdrawal.

The highest of these adjusted Death Benefit Amounts as of the Notice Date is your GMDB Amount. The "Notice Date" is the day on which we receive, in proper form, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.

The Death of Annuitant section under the DEATH BENEFIT provision of your Contract is replaced in its entirety as follows:

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Death of Annuitant - If the Annuitant dies before the first Milestone Date, the death benefit will be equal to your Death Benefit Amount as of the Notice Date.

If the Annuitant dies on or after the first Milestone Date, the death benefit will be equal to the greater of the Death Benefit Amount or the GMDB Amount as of the Notice Date. If an Annuitant dies before the Annuity Date, unless there is a surviving Joint or Contingent Annuitant, we will pay the death benefit proceeds to the Beneficiary, if living; otherwise to the Owner or the Owner's estate. If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant. Death benefit proceeds are payable only for the death of the sole surviving Annuitant prior to the Annuity Date. If you are the Annuitant and you die, we will determine the amount of any death benefit and the Beneficiary under the Death of Annuitant provisions; and, if your contract is a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules.

All other terms and conditions of your Contract remain unchanged.

                         Pacific Life Insurance Company


       /s/ THOMAS C. SUTTON                            AUDREY L. MILFS

Chairman and Chief Executive Officer                     Secretary

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